EXHIBIT 10(y)

PURCHASE AND SALE AGREEMENT

BETWEEN

WELLS REAL ESTATE FUND I

AND

CLOVERLEAF VILLAGE, LLC

Black Oak Plaza Shopping Center

Knoxville, Tennessee

November 17, 2006

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS		1

ARTICLE 2. PURCHASE AND SALE		6

2.1.	PARTIES COMPRISING SELLER; AGREEMENT TO SELL AND PURCHASE	6

2.2.	PERMITTED EXCEPTIONS	6

2.3.	EARNEST MONEY	6

2.4.	PURCHASE PRICE	7

ARTICLE 3. PURCHASER’S INSPECTION AND REVIEW RIGHTS		8

3.1.	DUE DILIGENCE INSPECTIONS	8

3.2.	SELLER’S DELIVERIES TO PURCHASER	9

3.3.	CONDITION OF THE PROPERTY	10

3.4.	TITLE AND SURVEY	11

3.5.	OPERATING AGREEMENTS	12

3.6.	TERMINATION OF AGREEMENT	12

3.7.	CONFIDENTIALITY	12

ARTICLE 4. REPRESENTATIONS, WARRANTIES AND OTHER AGREEMENTS		13

4.1.	REPRESENTATIONS AND WARRANTIES OF SELLER	13

4.2.	KNOWLEDGE DEFINED	16

4.3.	COVENANTS AND AGREEMENTS OF SELLER	16

ARTICLE 5. CLOSING DELIVERIES, CLOSING COSTS AND PRORATIONS		18

5.2.	PURCHASER’S CLOSING DELIVERIES	20

5.3.	CLOSING COSTS	21

5.4.	PRORATIONS AND CREDITS	21

ARTICLE 6. CONDITIONS TO CLOSING		23

6.1.	CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATIONS	23

6.2.	CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS	24

ARTICLE 7. CASUALTY AND CONDEMNATION		25

7.1.	CASUALTY	25

7.2.	CONDEMNATION	25

ARTICLE 8. DEFAULT AND REMEDIES		26

i

8.1.	PURCHASER’S DEFAULT	26

8.2.	SELLER’S DEFAULT	27

ARTICLE 9. ASSIGNMENT		27

9.1.	ASSIGNMENT	27

ARTICLE 10. BROKERAGE COMMISSIONS		28

10.1.	BROKER	28

ARTICLE 11. INDEMNIFICATION		28

11.1.	INDEMNIFICATION BY SELLER	28

11.2.	INDEMNIFICATION BY PURCHASER	29

11.3.	LIMITATIONS ON INDEMNIFICATION	29

11.4.	SURVIVAL	29

11.5.	INDEMNIFICATION AS SOLE REMEDY	30

ARTICLE 12. MISCELLANEOUS		30

12.1.	NOTICES	30

12.2	POSSESSION	31

12.3	TIME PERIODS	31

12.4	PUBLICITY	31

12.5	DISCHARGE OF OBLIGATIONS	31

12.6	SEVERABILITY	31

12.7	CONSTRUCTION	31

12.8	ACCESS TO RECORDS FOLLOWING CLOSING	32

12.9	GENERAL PROVISIONS	32

12.10	LIKE KIND EXCHANGE	32

12.11	ATTORNEY’S FEES	33

12.12	COUNTERPARTS	33

12.13	EFFECTIVE AGREEMENT	33

SCHEDULE OF EXHIBITS

Exhibit “A”	Description of Property

Exhibit “B”	List of Personal Property

Exhibit “C”	List of Existing Commission Agreements

Exhibit “D”	Form of Escrow Agreement

Exhibit “E”	Intentionally Omitted

Exhibit “F”	Rent Roll

Exhibit “G”	Exception Schedule

Exhibit “H”	List of Operating Agreements

Exhibit “I”	Form of Tenant Estoppel Certificate

Exhibit “J”	Property Tax Appeals

Exhibit “K”	Unpaid Tenant Inducement Costs and Leasing Commissions re current tenants for which Seller is responsible

Exhibit “L”	List of Existing Exceptions

SCHEDULE OF CLOSING DOCUMENTS

Schedule 1	Form of Special Warranty Deed

Schedule 2	Form of Bill of Sale to Personal Property

Schedule 3	Form of Assignment and Assumption of Leases and Security Deposits and Leasing Commission Obligations arising after Closing

Schedule 4	Form of Assignment and Assumption of Operating Agreements

Schedule 5	Form of General Assignment of Seller’s Interest in Intangible Property

Schedule 6	Form of Seller’s Affidavit (for Purchaser’s Title Insurance Purposes)

Schedule 7	Form of Seller’s Certificate (as to Seller’s Representations and Warranties)

Schedule 8	Form of Seller’s FIRPTA Affidavit

Schedule 9	Form of Purchaser’s Certificate (as to Purchaser’s Representations and Warranties)

Schedule 10	Form of Seller’s Estoppel (as to Leases)

PURCHASE AND SALE AGREEMENT

BLACK OAK SHOPPING CENTER

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”), made and entered into this 17th day of November, 2006, by and between WELLS REAL ESTATE FUND I, a Georgia limited partnership, and CLOVERLEAF VILLAGE, LLC a Georgia limited liability company (“Purchaser”).

W I T N E S E T H :

WHEREAS, Seller desires to sell certain improved real property located at 6900-6945 Maynardville Highway, City of Knoxville, Knox County, Tennessee, together with certain related personal and intangible property, and Purchaser desires to purchase such real, personal and intangible property; and

WHEREAS, the parties hereto desire to provide for said sale and purchase on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby covenant and agree as follows:

ARTICLE 1.

DEFINITIONS

For purposes of this Agreement, each of the following capitalized terms shall have the meaning ascribed to such terms as set forth below:

“Additional Earnest Money” shall mean the sum of One Hundred Thousand and No/100 Dollars ($100,000.00 U.S.).

“Ancillary Closing Documents” shall mean, collectively, the Assignment and Assumption of Leases, the Assignment and Assumption of Operating Agreements, the General Assignment, and the Seller’s Certificate.

“Assignment and Assumption of Leases” shall mean the form of assignment and assumption of Leases and Security Deposits and obligations under the Commission Agreements to be executed and delivered by Seller and Purchaser at the Closing in the form attached hereto as SCHEDULE 2.

“Assignment and Assumption of Operating Agreements” shall mean the form of assignment and assumption of the Operating Contracts to be executed and delivered by Seller and Purchaser at the Closing in the form attached hereto as SCHEDULE 4.

“Basket Limitation” shall mean an amount equal to Ten Thousand and No/100 Dollars ($10,000.00 U.S.).

“Bill of Sale” shall mean the form of bill of sale to the Personal Property to be executed and delivered by Seller to Purchaser at the Closing in the form attached hereto as SCHEDULE 3.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in the State of Tennessee are authorized by law or executive action to close.

“Cap Limitation” shall mean an amount equal to one percent (1%) of the Purchase Price.

“Closing” shall mean the consummation of the purchase and sale of the Property pursuant to the terms of this Agreement.

“Closing Date” shall have the meaning ascribed thereto in Section 2.5 hereof.

“Commission Agreements” shall have the meaning ascribed thereto in Section 4.1(d) hereof, and such agreements are more particularly described on EXHIBIT “C” attached hereto and made a part hereof.

“Due Diligence Material” shall have the meaning ascribed thereto in Section 3.7 hereof.

“Earnest Money” shall mean the Initial Earnest Money, together with any Additional Earnest Money actually paid by Purchaser to Escrow Agent hereunder.

“Effective Date” shall mean the date upon which Purchaser and Seller shall have delivered a fully executed counterpart of this Agreement to the other which date shall be inserted in the space provided on the cover page and page 1 hereof. For purposes of determining the Effective Date, a facsimile or other electronic signature shall be deemed an original signature.

“Environmental Law” shall mean any law, ordinance, rule, regulation, order, judgment, injunction or decree now or hereafter relating to pollution or substances or materials which are considered to be hazardous or toxic, including, without limitation, the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act (codified in various sections of 26 U.S.C., 33 U.S.C., 42 U.S.C., and 42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (21 U.S.C. § 349, 42 U.S.C. § 201 et seq. and § 300 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. § 1100 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Occupational Safety & Health Act (29 U.S.C. § 655 et seq.), the Noise Control Act (42 U.S.C. § 4901 et seq.), and any state and local environmental laws, all amendments and supplements to any of the foregoing and all regulations and publications promulgated or issued pursuant thereto.

“Environmental Liabilities” shall have the meaning ascribed thereto in Section 3.3(b) hereof.

“Escrow Agent” shall mean Chicago Title Insurance Company, at its office at 4170 Ashford Dunwoody Road, Suite 460, in Atlanta, Georgia, 30319.

“Escrow Agreement” shall mean that certain Escrow Agreement in the form attached hereto as EXHIBIT “D” entered into contemporaneously with the execution and delivery of this Agreement by Seller, Purchaser and Escrow Agent with respect to the Earnest Money.

“Existing Survey” shall mean that certain survey with respect to the Land and the Improvements prepared by T.J. Hatmaker, Surveyor, dated August 22, 1986, and last revised September 11, 1986, Drawing No. 33764.

“FIRPTA Affidavit” shall mean the form of FIRPTA Affidavit to be executed and delivered by Seller to Purchaser at Closing in the form attached hereto as SCHEDULE 8.

“General Assignment” shall have the meaning ascribed thereto in Section 5.1(f) hereof.

“Hazardous Substances” shall mean any and all pollutants, contaminants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized under any Environmental Law (including, without limitation, lead paint, asbestos, urea formaldehyde foam insulation, petroleum and polychlorinated biphenyls).

“Improvements” shall mean all buildings, structures and improvements now or on the Closing Date situated on the Land, including without limitation, all parking areas and facilities, improvements and fixtures located on the Land.

“Initial Earnest Money” shall mean the sum of Fifty Thousand and No/100 Dollars ($50,000.00 U.S.).

“Inspection Period” shall mean the period commencing on the Effective Date and expiring at 5:00 P.M. Eastern Standard Time on the date fifteen (15) days after the Effective Date.

“Intangible Property” shall mean all intangible property, if any, owned by Seller and related to the Land and Improvements (to the extent assignable).

“Land” shall mean those certain tracts or parcels of real property located in the City of Knoxville, Knox County, Tennessee, which are more particularly described on EXHIBIT “A” attached hereto and made a part hereof, together with all rights, privileges and easements appurtenant to said real property, and all right, title and interest of Seller, if any, in and to any land lying in the bed of any street, road, alley or right-of-way, open or closed, adjacent to or abutting the Land.

“Lease” and “Leases” shall mean the leases or occupancy agreements, including those in effect on the Effective Date which are more particularly identified on EXHIBIT “F” attached hereto, and any amended or new leases entered into pursuant to Section 4.3(a) of this Agreement, which as of the Closing affect all or any portion of the Land or Improvements.

“Losses” shall have the meaning ascribed thereto in Section 11.1 hereof.

“Monetary Objection “ or “Monetary Objections” shall mean (a) any mortgage, deed to secure debt, deed of trust or similar security instrument encumbering all or any part of the Property, (b) any mechanic’s, materialman’s or similar lien (unless resulting from any act or omission of Purchaser or any of its agents, contractors, representatives or employees or any tenant of the Property), (c) the lien of ad valorem real or personal property taxes, assessments and governmental charges affecting all or any portion of the Property which are delinquent, and (d) any judgment of record against Seller in the county or other applicable jurisdiction in which the Property is located.

“Operating Agreements” shall mean all those certain contracts and agreements more particularly described on EXHIBIT “H” attached hereto and made a part hereof relating to the repair, maintenance or operation of the Land, Improvements or Personal Property which will extend beyond the Closing Date, including, without limitation, all equipment leases.

“Other Notices of Sale” shall have the meaning ascribed thereto in Section 5.1(o) hereof.

“Permitted Exceptions” shall mean, collectively, (a) liens for taxes, assessments and governmental charges not yet due and payable or due and payable but not yet delinquent, (b) the Leases, and (c) those matters described on Exhibit “L” attached hereto and made a part hereof that do not constitute Monetary Objections.

“Personal Property” shall mean all personal property, machinery, apparatus and equipment owned by Seller and currently located on the Land. The Personal Property does not include any property owned by tenants, contractors or licensees, and shall be conveyed by Seller to Purchaser subject to depletions, replacements and additions in the ordinary course of Seller’s business.

“Property” shall mean the Land, the Improvements, the Personal Property, and the Intangible Property, and all right, title and interest of Seller as “landlord” or “lessor” in and to the Leases, any guaranties of the Leases.

“Property Documents” shall have the meaning ascribed thereto in Section 3.2 hereof.

“Purchase Price” shall be the amount specified in Section 2.4 hereof.

“Purchaser’s Broker” shall mean Andy Radford.

“Purchaser’s Certificate” shall have the meaning ascribed thereto in Section 5.2(d) hereof.

“Purchaser-Related Entities” shall have the meaning ascribed thereto in Section 11.1 hereof.

“Purchaser Waived Breach” shall have the meaning ascribed thereto in Section 11.3 hereof.

“Rent Roll” shall mean EXHIBIT “F” attached to this Agreement and made a part hereof.

“Security Deposits” shall mean any security deposits, rent or damage deposits or similar amounts (other than rent paid for the month in which the Closing occurs) actually held by Seller with respect to any of the Leases.

“Seller-Related Entities” shall have the meaning ascribed thereto in Section 11.2 hereof.

“Seller’s Affidavit” shall mean the form of owner’s affidavit to be given by Seller at Closing to the Title Company in the form attached hereto as SCHEDULE 6.

“Seller’s Broker” shall mean Realty Investment Services of Knoxville and Nashville Commercial Real Estate Services, LLC, a Tennessee limited liability company.

“Seller’s Certificate” shall mean the form of certificate to be executed and delivered by Seller to Purchaser at the Closing with respect to the truth and accuracy of Seller’s warranties and representations contained in this Agreement (modified and updated as the circumstances require), in the form attached hereto as SCHEDULE 7.

“Seller’s Estoppel” shall mean the form of estoppel that may be executed and delivered by Seller at Closing in substantially the form attached hereto as SCHEDULE 10, as contemplated in Section 6.1(b) hereof.

“SNDA” shall mean the Subordination, Non-Disturbance and Attornment Agreement to be sought from the tenants under the Leases in a commercially reasonable form provided by a mortgagee providing financing to Purchaser for the acquisition of the Property.

“Survey” and “Surveys” shall have the meaning ascribed thereto in Section 3.4 hereof.

“Taxes” shall have the meaning ascribed thereto in Section 5.4(a) hereof.

“Tenant Estoppel Certificate” or “Tenant Estoppel Certificates” shall mean certificates to be sought from the tenants under the Leases in substantially the form attached hereto as EXHIBIT “I”; provided, however, if any Lease provides for the form or content of an estoppel certificate from the tenant thereunder, the Tenant Estoppel Certificate with respect to such Lease may be in the form as called for therein.

“Tenant Inducement Costs” shall mean any out-of-pocket payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, but without limitation, tenant improvement costs, lease buyout payments, and moving, design and refurbishment costs.

“Tenant Notices of Sale” shall have the meaning ascribed thereto in Section 5.1(n) hereof.

“Title Company” shall mean Chicago Title Insurance Company .

“Title Commitment” shall have the meaning ascribed thereto in Section 3.4 hereof.

“Special Warranty Deed” shall mean the form of deed attached hereto as SCHEDULE 1.

“Wells Affiliate” and “Wells Affiliates” shall mean each and every one of Seller, Wells Capital, Inc., a Georgia corporation, Wells Real Estate Investment Trust, Inc., a Maryland corporation and Wells Management, Inc., a Georgia corporation.

ARTICLE 2.

PURCHASE AND SALE

2.1. Agreement to Sell and Purchase. Subject to and in accordance with the terms and provisions of this Agreement, Seller agrees to sell and Purchaser agrees to purchase, the Property.

2.2. Permitted Exceptions. The Property shall be conveyed subject to the matters which are, or are deemed to be, Permitted Exceptions.

2.3. Earnest Money.

(a) Within three (3) Business Days of the Effective Date of this Agreement, Purchaser shall deliver the Initial Earnest Money to Escrow Agent by federal wire transfer or by Purchaser’s check, payable to Escrow Agent, which Initial Earnest Money shall be held and released by Escrow Agent in accordance with the terms of the Escrow Agreement. The parties hereto mutually acknowledge and agree that time is of the essence in respect of Purchaser’s timely deposit of the Initial Earnest Money with Escrow Agent. If Purchaser fails to deposit the Initial Earnest Money with Escrow Agent within the time parameters set forth in this Section 2.3(a), this Agreement shall terminate and neither party hereto shall have any further rights or obligations hereunder, except those provisions of this Agreement which by their express terms survive the termination of this Agreement.

(b) On or before the expiration of the Inspection Period, Purchaser shall deposit the Additional Earnest Money with Escrow Agent which Additional Earnest Money shall be held and released by Escrow Agent in accordance with the terms of the Escrow Agreement. The parties hereto mutually acknowledge and agree that time is of the essence in respect of Purchaser’s timely deposit of the Additional Earnest Money with Escrow Agent prior to the expiration of the Inspection Period; and that if Purchaser fails to deposit the Additional Earnest Money with Escrow Agent prior to the expiration of the Inspection Period, this Agreement shall terminate, and Escrow Agent shall return the Initial Earnest Money to Purchaser, and neither party hereto shall have any further rights or obligations hereunder, except those provisions of this Agreement which by their express terms survive the termination of this Agreement.

(c) The Earnest Money shall be applied to the Purchase Price at the Closing and shall otherwise be held, refunded, or disbursed in accordance with the terms of the Escrow Agreement and this Agreement. All interest and other income from time to time earned on the Earnest Money shall be disbursed to Purchaser.

2.4. Purchase Price. Subject to adjustment and credits as otherwise specified in this Section 2.4 and elsewhere in this Agreement, the purchase price (the “Purchase Price”) to be paid by Purchaser to Seller, in cash, for the Property shall be FOUR MILLION FIFTY THOUSAND AND NO/DOLLARS ($4,050,000.00 U.S.). The Purchase Price shall be paid by Purchaser to Seller at the Closing as follows:

(a) The Earnest Money shall be paid by Escrow Agent to Seller at Closing; and

(b) At Closing, the balance of the Purchase Price, after applying, as partial payment of the Purchase Price the Earnest Money paid by Escrow Agent to Seller, and subject to prorations and other adjustments specified in this Agreement, shall be paid by Purchaser in immediately available funds to the Title Company, for further delivery to an account or accounts designated by Seller. If the Closing occurs, but the amount due from Purchaser pursuant to this Agreement is not received by Seller on or before the later of 3:00 p.m. local Atlanta, Georgia time or in sufficient time for reinvestment on the Closing Date, Purchaser shall reimburse Seller for loss of interest due to the inability to reinvest Seller’s funds on the Closing Date, calculated at the rate of eight percent (8%) per annum (calculated on a per diem basis, using a 365-day year). The provisions of the preceding sentence of this Section 2.4(b) shall survive the Closing.

2.5 Independent Contract Consideration. In addition to, and not in lieu of the delivery to Escrow Agent of the Earnest Money, concurrently with Purchaser’s execution and delivery of this Agreement to Seller, Purchaser shall deliver to Seller Purchaser’s check, payable to the order to Seller, in the amount of One Hundred and No/100 Dollars ($100.00). Seller and Purchaser hereby mutually acknowledge and agree that said sum represents adequate bargained for consideration for Seller’s execution and delivery of this Agreement and Purchaser’s right to inspect the Property pursuant to Article 3. Said sum is in addition to and independent of any other consideration or payment provided for in this Agreement and is nonrefundable in all events.

2.6 Closing. The consummation of the sale by Seller and purchase by Purchaser of the Property (the “Closing”) shall be held on or before December 28, 2006 (but not earlier than the expiration of the Inspection Period unless Seller consents to such earlier Closing). Subject to the foregoing, the Closing shall take place at an office in the metropolitan Atlanta, Georgia area, and at such specific place, time and date (the “Closing Date”) as shall be designated by Purchaser in a written notice to Seller not less than three (3) Business Days prior to Closing. If Purchaser fails to give such notice of the Closing Date, the Closing shall be at the offices of the Title Company, 4170 Ashford Dunwoody Road, Suite 460, Atlanta, Georgia 30319, at 10:00 a.m. on December 28, 2006. It is contemplated that the transaction shall be closed with the concurrent delivery of the documents of title and the payment of the Purchase Price. Notwithstanding the foregoing, there shall be no requirement that Seller and Purchaser physically meet for the Closing, and all documents and funds to be delivered at the Closing shall be delivered to the Title Company unless the parties hereto mutually agree otherwise. Seller and Purchaser agree to use reasonable efforts to complete all requirements for the Closing prior to the Closing Date.

ARTICLE 3.

PURCHASER’S INSPECTION AND REVIEW RIGHTS

3.1. Due Diligence Inspections.

(a) From and after the Effective Date until the Closing Date or earlier termination of the inspection rights of Purchaser under this Agreement, Seller shall permit Purchaser and its authorized representatives to inspect the Property to perform due diligence and environmental investigations, to examine the records of Seller with respect to the Property, and make copies thereof, at such times during normal business hours as Purchaser or its representatives may request. All such inspections shall be at Purchaser’s sole cost and expense and shall be nondestructive in nature, and specifically shall not include any physically intrusive testing except with Seller’s prior written consent, not to be unreasonably withheld. All such inspections shall be performed in such a manner to minimize any interference with the business of the tenants under the Leases at the Property and, in each case, in compliance with Seller’s rights and obligations as landlord under the Leases. Purchaser agrees that Purchaser shall make no contact with and shall not interview any tenant of the Property without the express prior approval of Seller, which approval shall not be unreasonably withheld, delayed or conditioned. All inspection fees, appraisal fees, engineering fees and all other costs and expenses of any kind incurred by Purchaser relating to the inspection of the Property shall be solely Purchaser’s expense. Seller reserves the right to have a representative present at the time of making any such inspection. Purchaser shall notify Seller not less than three (3) Business Days in advance of making any such inspection.

(b) If the Closing is not consummated hereunder, Purchaser shall promptly deliver to Seller copies of all reports, surveys and other information furnished to Purchaser by third parties in connection with such inspections; provided, however, that delivery of such copies and information shall be without warranty or representation whatsoever, express or implied, including, without limitation, any warranty or representation as to ownership, accuracy, adequacy or completeness thereof or otherwise. This Section 3.1(b) shall survive the termination of this Agreement.

(c) To the extent that Purchaser or any of its representatives, agents or contractors damages or disturbs the Property or any portion thereof, Purchaser shall return the same to substantially the same condition which existed immediately prior to such damage or disturbance.

Purchaser hereby agrees to and shall indemnify, defend and hold harmless Seller from and against any and all expense, loss or damage which Seller may incur (including, without limitation, reasonable attorney’s fees actually incurred) as a result of any act or omission of Purchaser or its representatives, agents or contractors. Said indemnification shall not extend to pre-existing conditions merely discovered by Purchaser. Said indemnification agreement shall survive the Closing or earlier termination of this Agreement. Purchaser shall maintain and shall ensure that Purchaser’s consultants and contractors maintain commercial general liability insurance in an amount not less than $2,000,000, combined single limit, and in form and substance adequate to insure against all liability of Purchaser and its consultants and contractors, respectively, and each of their respective agents, employees and contractors, arising out of inspections and testing of the Property or any part thereof made on Purchaser’s behalf. Purchaser agrees to provide to Seller a certificate of insurance with regard to each applicable liability insurance policy prior to any entry upon the Property by Purchaser or its consultants or contractors, as the case may be, pursuant to this Section 3.1.

3.2. Seller’s Deliveries to Purchaser.

(a) Seller will deliver the following within three (3) Business Days after the Effective Date (and Purchaser further acknowledges that no additional items are required to be delivered by Seller to Purchaser except as may be expressly set forth in other provisions of this Agreement), all to the extent the same are in the possession of Seller:

(i)	Copies of the current property tax bills with respect to the Property.

(ii)	Copies of operating statements for 2004, 2005 and 2006 (year to date) with respect to the Property.

(iii)	Copies of all Leases, guarantees, any amendments and letter agreements relating thereto existing as of the Effective Date.

(iv)	2004 and 2005 year end CAM reconciliation statements.

(v)	All Operating Agreements currently in place at the Property.

(vi)	A copy of Seller’s current policy of title insurance with respect to the Land and Improvements.

(vii)	A copy of the Existing Survey (together with any other materials delivered by Seller to Purchaser being herein referred to collectively as the “Property Documents”).

(b) From the Effective Date until the Closing Date, or earlier termination of this Agreement, Seller shall allow Purchaser and Purchaser’s representatives, on reasonable advance notice and during normal business hours, to have access to Seller’s existing non-confidential books, records and files relating to the Property, at the office of Seller at 6200 The Corners Parkway, Norcross, Georgia 30092, for the purpose of inspecting and (at Purchaser’s expense)

copying the same, including, without limitation, copies of any financial statements or other financial information of the tenants under the Leases (and the lease guarantors, if any), written information relative to the tenants’ payment history, and tenant correspondence, to the extent Seller has the same in its possession; available surveys, available records of any operating costs and expenses and similar materials relating to the operation, maintenance, repair, management and leasing of the Property, to the extent any or all of the same are in the possession of Seller, subject, however, to the limitations of any confidentiality or nondisclosure agreement to which Seller may be bound, and provided that Seller shall not be required to deliver or make available to Purchaser any appraisals, third party property condition reports obtained by Seller in connection with the Property (including without limitation reports, correspondence and related materials relating to the environmental condition or status of the Property), strategic plans for the Property, internal analyses, information regarding the marketing for sale of the Property, submissions relating to Seller’s obtaining of corporate or partnership authorization, attorney and accountant work product, attorney-client privileged documents, or other information in the possession or control of Seller which Seller reasonably deems confidential or proprietary. Alternatively, at Purchaser’s request and at Purchaser’s cost and expense, and subject to the provisions hereof, Seller will make copies of non-confidential and non-proprietary due diligence materials relating to the Property as may be reasonably requested by Purchaser in writing and as may be in Seller’s possession, and will deliver the same to Purchaser. Purchaser acknowledges and agrees, however, that Seller makes no representation or warranty of any nature whatsoever, express or implied, with respect to the ownership, enforceability, accuracy, adequacy or completeness or otherwise of any of such records, evaluations, data, investigations, reports or other materials. If the Closing contemplated hereunder fails to take place for any reason, Purchaser shall promptly return (or certify as having destroyed) all copies of materials copied from the books, records and files of Seller or furnished by Seller or Seller’s representatives relating to the Property. It is understood and agreed that Seller shall not have any obligation to obtain, commission or prepare any such books, records, files, reports or studies not now in the possession or control of Seller.

3.3. Condition of the Property.

(a) Seller recommends that Purchaser employ one or more independent engineering and/or environmental professionals to perform engineering, environmental and physical assessments on Purchaser’s behalf in respect of the Property and the condition thereof. Purchaser and Seller mutually acknowledge and agree that the Property is being sold in an “AS IS condition and “WITH ALL FAULTS,” known or unknown, contingent or existing. Purchaser has the sole responsibility to fully inspect the Property, to investigate all matters relevant thereto, including, without limitation, the condition of the Property, and to reach its own, independent evaluation of any risks (environmental or otherwise) or rewards associated with the ownership, leasing, management and operation of the Property. Effective as of the Closing and except as expressly set forth in this Agreement, Purchaser hereby waives and releases Seller and its partners and their respective officers, directors, shareholders, partners, agents, affiliates, employees and successors and assigns from and against any and all claims, obligations and liabilities arising out of or in connection with the Property.

(b) To the fullest extent permitted by law, Purchaser does hereby unconditionally waive and release Seller and its partners and their respective officers, directors, shareholders, partners, agents, affiliates and employees from any present or future claims and liabilities of any nature arising from or relating to the presence or alleged presence of Hazardous Substances in, on, at, from, under or about the Property or any adjacent property, including, without limitation, any claims under or on account of any Environmental Law, regardless of whether such Hazardous Substances are located in, on, at, from, under or about the Property or any adjacent property prior to or after the date hereof (collectively, “Environmental Liabilities”); provided, however, that the foregoing release as it applies to Seller and its partners and their respective officers, directors, shareholders, partners, agents, affiliates and employees, shall not release Seller from any Environmental Liabilities of Seller relating to any Hazardous Substances which may be placed, located or released on the Property by Seller after the date of Closing. The terms and provisions of this Section 3.3 shall survive the Closing.

3.4. Title and Survey. Promptly upon execution of this Agreement, Purchaser shall order, at its expense, from the Title Company a preliminary title commitment with respect to the Property (the “Title Commitment”). Purchaser shall direct the Title Company to send a copy of the Title Commitment to Seller concurrently with the delivery of the Title Commitment to Purchaser. Promptly upon execution of this Agreement, Purchaser may arrange, also at its expense, for the preparation of one or more updates of the Existing Survey (each and together, the “Survey”). Purchaser likewise shall make copies of any such Survey available to Seller prior to Closing. Purchaser shall have until two (2) Business Days prior to the expiration of the Inspection Period to give written notice (the “Title Notice”) to Seller of such objections as Purchaser may have to any exceptions to title disclosed in the Title Commitment or in any Survey or otherwise in Purchaser’s examination of title. Seller shall have the right, but not the obligation (except as to Monetary Objections), to attempt to remove, satisfy or otherwise cure any exceptions to title to which the Purchaser so objects. Within one (1) Business Day after receipt of Purchaser’s Title Notice, Seller shall give written notice to Purchaser informing the Purchaser of Seller’s election with respect to such objections. If Seller fails to give written notice of election within such one (1) Business Day period, Seller shall be deemed to have elected not to attempt to cure the objections (other than Monetary Objections). If Seller elects to attempt to cure any objections, Seller shall be entitled to one or more reasonable adjournments of the Closing of up to but not beyond the thirtieth (30th) day following the initial date set for the Closing to attempt such cure, but, except for Monetary Objections, Seller shall not be obligated to expend any sums, commence any suits or take any other action to effect such cure. Except as to Monetary Objections, if Seller elects, or is deemed to have elected, not to cure any exceptions to title to which Purchaser has objected or if, after electing to attempt to cure, Seller determines that it is unwilling or unable to remove, satisfy or otherwise cure any such exceptions, Purchaser’s sole remedy hereunder in such event shall be either (i) to accept title to the Property subject to such exceptions as if Purchaser had not objected thereto and without reduction of the Purchase Price, or (ii) to terminate this Agreement within one (1) Business Day after receipt of written notice from Seller either of Seller’s election not to attempt to cure any objection or of Seller’s determination, having previously elected to attempt to cure, that Seller is unable or unwilling to do so, whereupon Escrow Agent shall return the Earnest Money to Purchaser. Notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller shall be obligated to cure or satisfy all Monetary Objections at or prior to Closing, and Seller may use the proceeds of the Purchase Price at Closing for such purpose.

3.5. Operating Agreements. At least thirty (30) days prior to Closing, Purchaser will designate in a written notice to Seller which Operating Agreements Purchaser will assume and which Operating Agreements will be terminated by Seller at Closing; provided, however, that Seller shall not be obligated to terminate, and Purchaser shall assume Seller’s obligations arising from and after Closing under, all Operating Agreements which cannot be terminated by Seller upon no more than thirty (30) days prior notice or which can be terminated by Seller only upon payment of a fee, premium, penalty or other form of early termination compensation. Purchaser will assume the obligations arising from and after the Closing Date under those Operating Agreements which Purchaser has designated will not be terminated. Seller, without cost to Purchaser, shall terminate at Closing all Operating Agreements that are not so assumed, to the extent any relates to the Property. If Purchaser fails to notify Seller in writing at least thirty (30) days prior to Closing of any Operating Agreements that Purchaser does not desire to assume at Closing, Purchaser shall be deemed to have elected to assume all such Operating Agreements and to have waived its right to require Seller to terminate such Operating Agreements at Closing.

3.6. Termination of Agreement. Purchaser shall have until the expiration of the Inspection Period to determine, in Purchaser’s sole opinion and discretion, the suitability of the Property for acquisition by Purchaser or Purchaser’s permitted assignee. Purchaser shall have the right to terminate this Agreement at any time on or before said time and date of expiration of the Inspection Period by giving written notice to Seller of such election to terminate. If Purchaser so elects to terminate this Agreement pursuant to this Section 3.6, Escrow Agent shall pay the Earnest Money to Purchaser, whereupon, except for those provisions of this Agreement which by their express terms survive the termination of this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement. If Purchaser fails to so terminate this Agreement prior to the expiration of the Inspection Period, Purchaser shall have no further right to terminate this Agreement pursuant to this Section 3.6. The parties acknowledge that this Agreement shall not be void or voidable for lack of mutuality.

3.7. Confidentiality. All information acquired by Purchaser or any of its designated representatives (including by way of example, but not in limitation, the officers, directors, shareholders and employees of Purchaser, and Purchaser’s engineers, consultants, counsel and potential lenders, and the officers, directors, shareholders and employees of each of them) with respect to the Property, whether delivered by Seller or any of Seller’s representatives as a part of the Property Documents, or obtained by Purchaser as a result of its inspection and investigation of the Property, examination of Seller’s books, records and files in respect of the Property, or otherwise (collectively, the “Due Diligence Material”) shall be used solely for the purpose of determining whether the Property is suitable for Purchaser’s acquisition and ownership thereof and for no other purpose whatsoever. Prior to Closing, the terms and conditions which are contained in this Agreement and all Due Diligence Material which is not published as public knowledge or which is not generally available in the public domain shall be kept in strict confidence by Purchaser and shall not be disclosed to any individual or entity other than to those authorized representatives of Purchaser and Purchaser’s prospective and actual counsel, accountants, professionals, consultants, attorneys and lenders, who need to know the information for the purpose of assisting Purchaser in evaluating the Property for Purchaser’s potential acquisition thereof; provided, however, that Purchaser shall have the right to disclose any such information if required by applicable law or as may be necessary in connection with any court action or proceeding with respect to this Agreement. Purchaser shall and hereby agrees to indemnify and hold Seller harmless from and against any and all loss, liability, cost, damage or expense that Seller may suffer or incur (including, without limitation, reasonable attorneys’ fees actually incurred) as a result of the unpermitted disclosure or use of any of the Due Diligence Material to any individual or entity other than an appropriate representative of Purchaser and Purchaser’s prospective and actual counsel, accountants, professionals, consultants, attorneys and lenders and/or the use of any Due Diligence Material for any purpose other than as herein contemplated and permitted. The foregoing indemnity shall not extend to disclosure of any Due Diligence Material (i) as may be required by applicable law to be disclosed, or (ii) that is or becomes public knowledge other than by virtue of a breach of Purchaser’s covenant under this Section 3.7. If Purchaser or Seller elects to terminate this Agreement pursuant to any provision hereof permitting such termination, or if the Closing contemplated hereunder fails to occur for any reason, Purchaser will promptly return to Seller all Due Diligence Material in the possession of Purchaser and any of its representatives, and destroy all copies, notes or abstracts or extracts thereof, as well as all copies of any analyses, compilations, studies or other documents prepared by Purchaser or for its use (whether in written or electronic form) containing or reflecting any Due Diligence Material. In the event of a breach or threatened breach by Purchaser or any of its representatives of this Section 3.7, Seller shall be entitled, in addition to other available remedies, to an injunction restraining Purchaser or its representatives from disclosing, in whole or in part, any of the Due Diligence Material and any of the terms and conditions of this Agreement. Nothing contained herein shall be construed as prohibiting or limiting Seller from pursuing any other available remedy, in law or in equity, for such breach or threatened breach. The provisions of this Section shall survive any termination of this Agreement.

ARTICLE 4.

REPRESENTATIONS, WARRANTIES AND OTHER AGREEMENTS

4.1. Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser:

(a) Organization, Authorization and Consents.

(i) Subject only to receiving the approval of Seller’s Investment Committee no later than November 28, 2006, Seller has the right, power and authority to enter into this Agreement and to convey the Property in accordance with the terms and conditions of this Agreement, to engage in the transactions contemplated in this Agreement and to perform and observe the terms and provisions hereof.

(ii) Seller is a duly organized and validly existing limited partnership under the laws of the State of Georgia, whose general partners are Wells Capital, Inc. and Leo F. Wells, III.

(iii) Wells Capital, Inc., is a duly organized and validly existing corporation under the laws of the State of Georgia.

(b) Action of Seller, Etc. Subject only to receiving the approval of Seller’s Investment Committee, Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by Seller on or prior to the Closing, this Agreement and such document shall constitute the valid and binding obligation and agreement of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(c) No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by Seller, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon the Property or any portion thereof pursuant to the terms of any indenture, deed to secure debt, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Seller is bound.

(d) Litigation. To Seller’s knowledge, Seller has received no written notice that any investigation, action or proceeding is pending or threatened, which (i) if determined adversely to Seller, materially and adversely affects the use or value of the Property, or (ii) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, or (iii) involves condemnation or eminent domain proceedings involving the Property or any portion thereof.

(e) Existing Leases. To Seller’s knowledge, (i) other than the Leases listed in the Rent Roll attached hereto as EXHIBIT “F”, Seller has not entered into any contract or agreement, written or oral, with respect to the occupancy of the Property or any portion or portions thereof which will be binding on Purchaser after the Closing; (ii) the copies of the Leases heretofore delivered by Seller to Purchaser are true, correct and complete copies thereof and constitute the entire agreement between Seller and the tenants thereunder. Except as set forth on Exhibit “G” attached hereto, Seller has not given or received any written notice of any party’s default or failure to comply with the terms and provisions of each Lease which remains uncured.

(f) Leasing Commissions. To Seller’s knowledge, (i) there are no lease brokerage agreements, leasing commission agreements or other agreements providing for payments of any amounts for leasing activities or procuring tenants with respect to the Property or any portion or portions thereof other than as disclosed in EXHIBIT “C” attached hereto (the “Commission Agreements”), and (ii) except as expressly provided herein, there are no agreements currently in effect relating to the management and leasing of the Property; and that all leasing commissions and brokerage fees accrued or due and payable under the Commission Agreements have been or shall be paid in full. Notwithstanding anything to the contrary contained herein, Purchaser shall be responsible for the payment of all leasing commissions payable for (A) any new leases entered into after the Effective Date that have been approved (or deemed approved) by Purchaser, and (B) the renewal, expansion or extension of any Leases existing as of the Effective Date and exercised or effected after the Effective Date.

(g) Taxes and Assessments. Except as may be set forth on EXHIBIT “J” attached hereto and made a part hereof, Seller has not filed, and has not retained anyone to file, notices of protests against, or to commence action to review, real property tax assessments against the Property.

(h) Compliance with Laws. To Seller’s knowledge and except as set forth on EXHIBIT “G”, Seller has received no written notice alleging any violations of law (including any Environmental Law), municipal or county ordinances, or other legal requirements with respect to the Property where such violations remain outstanding.

(i) Other Agreements. To Seller’s knowledge, except for the Leases, the Commission Agreements, and the Permitted Exceptions, there are no leases, Operating Agreements, management agreements, brokerage agreements, leasing agreements or other agreements or instruments in force or effect that grant to any person or any entity any right, title, interest or benefit in and to all or any part of the Property or any rights relating to the use, operation, management, maintenance or repair of all or any part of the Property which will survive the Closing or be binding upon Purchaser other than those which Purchaser has agreed in writing to assume prior to the expiration of the Inspection Period (or is deemed to have agreed to assume) or which are terminable upon thirty (30) days notice without payment of premium or penalty.

(j) Seller Not a Foreign Person. Seller is not a “foreign person” which would subject Purchaser to the withholding tax provisions of Section 1445 of the Internal Revenue Code of 1986, as amended.

(k) Employees. Seller has no employees to whom, by virtue of such employment, Purchaser will have any obligation after the Closing.

(l) Environmental. Seller has received no written notice from any governmental authority that such authority has determined that there are any violations of an Environmental Law affecting the Property. Seller has received no written notice from any governmental authority that the Property has been previously used as a landfill or as a dump for garbage or refuse. In the event, prior to Closing, Seller receives written notice from any governmental authority that such authority has determined there are any violations of an Environmental Law affecting the Property, Seller shall immediately notify Purchaser thereof.

The representations and warranties made in this Agreement by Seller shall be continuing and shall be deemed made as of the date hereof and remade by Seller as of the Closing Date in all material respects, with the same force and effect as if made on, and as of, such date, subject to Seller’s right to update such representations and warranties by written notice to Purchaser and in Seller’s certificate to be delivered pursuant to Section 5.1(h) hereof.

Except as otherwise expressly provided in this Agreement or in any documents to be executed and delivered by Seller to Purchaser at the Closing, Seller has not made, and Purchaser has not relied on, any information, promise, representation or warranty, express or implied, regarding the Property, whether made by Seller, on behalf of Seller, or otherwise, including, without limitation, the physical condition of the Property, the financial condition of the tenants under the Leases, title to or the boundaries of the Property, pest control matters, soil conditions, the presence, existence or absence of hazardous wastes, toxic substances or other environmental matters, compliance with building, health, safety, land use and zoning laws, regulations and orders, structural and other engineering characteristics, traffic patterns, market data, economic conditions or projections, past or future economic performance of the tenants under the Leases or the Property, and any other information pertaining to the Property or the market and physical environments in which the Property is located. Purchaser acknowledges (i) that Purchaser has entered into this Agreement with the intention of making and relying upon its own investigation or that of Purchaser’s own consultants and representatives with respect to the physical, environmental, economic and legal condition of the Property and (ii) that Purchaser is not relying upon any statements, representations or warranties of any kind, other than those specifically set forth in this Agreement or in any document to be executed and delivered by Seller to Purchaser at the Closing, made (or purported to be made) by Seller or anyone acting or claiming to act on behalf of Seller. Purchaser will inspect the Property and become fully familiar with the physical condition thereof and, subject to the terms and conditions of this Agreement, shall purchase the Property in its “as is” condition, “with all faults,” on the Closing Date. The provisions of this paragraph shall survive the Closing until the expiration of any applicable statute of limitations.

4.2. Knowledge Defined. All references in this Agreement to the “knowledge of Seller” shall refer only to the actual knowledge of Patricia T. Morris, Senior Vice President, Asset Management, who has been actively involved in the management of Seller’s business in respect of the Property. The term “knowledge of Seller” or “to Seller’s knowledge” shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller, or any affiliate of Seller, or to any other partner, beneficial owner, officer, director, agent, manager, representative or employee of Seller, or any of their respective affiliates, or to impose on any of the individuals named above any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. There shall be no personal liability on the part of the individuals named above arising out of any representations or warranties made herein or otherwise.

4.3. Covenants and Agreements of Seller.

(a) Leasing Arrangements. During the pendency of this Agreement, Seller will not enter into any lease affecting the Property, or modify or amend in any material respect, or terminate, any of the existing Leases without Purchaser’s prior written consent in each instance, which consent shall not be unreasonably withheld, delayed or conditioned and which shall be deemed given unless withheld by written notice to Seller given within three (3) Business Days after Purchaser’s receipt of Seller’s written request therefor. If Purchaser fails to notify Seller in writing of its approval or disapproval within said three (3) Business Day period, such failure by Purchaser shall be deemed to be the approval of Purchaser. At Closing, Purchaser shall reimburse Seller for any Tenant Inducement Costs and leasing commissions including the obligation to pay any Tenant Inducement Costs and leasing commissions actually incurred by

Seller pursuant to a renewal or expansion of any existing Lease or new Lease approved (or deemed approved) by Purchaser hereunder and Purchaser shall assume any such new Lease and shall assume the obligations of Seller thereunder, including the obligation to pay any Tenant Inducement Costs and leasing commissions.

(b) New Contracts. During the pendency of this Agreement, Seller will not enter into any contract, or modify, amend, renew or extend any existing contract, that will be an obligation affecting the Property or any part thereof subsequent to the Closing without Purchaser’s prior written consent in each instance (which Purchaser agrees not to withhold or delay unreasonably), except contracts entered into in the ordinary course of business that are terminable without cause (and without penalty or premium) on thirty (30) days (or less) notice.

(c) Operation of Property. During the pendency of this Agreement, Seller shall continue to operate the Property in a manner consistent with Seller’s past practices.

(d) Tenant Estoppel Certificates. Seller shall endeavor in good faith (but without obligation to incur any cost or expense) to obtain and deliver to Purchaser prior to Closing a written Tenant Estoppel Certificate in the form attached hereto as EXHIBIT “I” signed by each tenant under each of the Leases; provided that delivery of such signed Tenant Estoppel Certificates shall be a condition of Closing only to the extent set forth in Section 6.1(c) hereof; and in no event shall the inability or failure of Seller to obtain and deliver said Tenant Estoppel Certificates (Seller having used its good faith efforts as set forth above) be a default of Seller hereunder.

(e) Subordination, Non-Disturbance and Attornment Agreement. At the request of a mortgage lender providing financing to Purchaser for the acquisition of the Property, Seller shall endeavor in good faith (but without obligation to incur any cost or expense) to obtain and deliver to such mortgagee, on or before Closing, a written SNDA signed by each tenant under the Leases; provided that delivery of such signed SNDA shall not be a condition of Closing; and in no event shall the inability or failure of Seller to obtain and deliver said SNDA (Seller having used its good faith efforts as set forth above as to each tenant under the Leases) be a default of Seller hereunder.

4.4. Representations and Warranties of Purchaser.

(a) Organization, Authorization and Consents. Purchaser is a duly organized and validly existing limited liability company under the laws of the State of Georgia. Purchaser has the right, power and authority to enter into this Agreement and to purchase the Property in accordance with the terms and conditions of this Agreement, to engage in the transactions contemplated in this Agreement and to perform and observe the terms and provisions hereof.

(b) Action of Purchaser, Etc. Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by Purchaser on or prior to the Closing, this Agreement and such document shall constitute the valid and binding obligation and agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(c) No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by Purchaser, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under the terms of any indenture, deed to secure debt, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Purchaser is bound.

(d) Litigation. To Purchaser’s knowledge, Purchaser has received no written notice that any action or proceeding is pending or threatened, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.

The representations and warranties made in this Agreement by Purchaser shall be continuing and shall be deemed remade by Purchaser as of the Closing Date, with the same force and effect as if made on, and as of, such date subject to Purchaser’s right to update such representations and warranties by written notice to Seller and in Purchaser’s certificate to be delivered pursuant to Section 5.2(d) hereof. The provisions of this paragraph shall survive the Closing for a period of one hundred eighty (180) days following the Closing, subject to Article 11 hereof.

ARTICLE 5.

CLOSING DELIVERIES, CLOSING COSTS AND PRORATIONS

5.1. Seller’s Closing Deliveries. For and in consideration of, and as a condition precedent to Purchaser’s delivery to Seller of the Purchase Price, Seller shall obtain or execute and deliver to Purchaser at Closing the following documents, all of which shall be duly executed, acknowledged and notarized where required by Seller:

(a) Warranty Deed. A special warranty deed to the Land and Improvements, in the form attached hereto as SCHEDULE 1 (the “Special Warranty Deed”), subject only to the Permitted Exceptions, and executed, acknowledged and sealed by Seller. The legal descriptions of the Land set forth in the Special Warranty Deed shall be based upon and conform to the applicable record title legal description contained in Seller’s vesting deed; in the event that the legal description set forth on the Survey differs from the record title legal description, Seller shall also deliver to Purchaser a quitclaim deed containing the Survey legal description, executed, acknowledged and sealed by Seller.

(b) Bill of Sale. A bill of sale for the Personal Property in the form attached hereto as SCHEDULE 2 (the “Bill of Sale”), without warranty as to the title or condition of the Personal Property;

(c) Assignment and Assumption of Leases and Security Deposits. Two (2) counterparts of an assignment and assumption of Leases and Security Deposits and, to the extent required elsewhere in this Agreement, the obligations of Seller under the Commission Agreements in the form attached hereto as SCHEDULE 3 (the “Assignment and Assumption of Leases”), executed, acknowledged and sealed by Seller;

(d) Updated Rent Roll. An update of the Rent Roll (with modifications as appropriate), certified by Seller to be accurate in all material respects as of the date of Closing;

(e) Assignment and Assumption of Operating Agreements. Two (2) counterparts of an assignment and assumption of Operating Agreements in the form attached hereto as SCHEDULE 4 (the “Assignment and Assumption of Operating Agreements”), executed, acknowledged and sealed by Seller;

(f) General Assignment. An assignment of the Intangible Property in the form attached hereto as SCHEDULE 5 (the “General Assignment”), executed, acknowledged and sealed by Seller;

(g) Seller’s Affidavit. An owner’s affidavit substantially in the form attached hereto as SCHEDULE 6 (“Seller’s Affidavit”);

(h) Seller’s Certificate. A certificate in the form attached hereto as SCHEDULE 7 (“Seller’s Certificate”);

(i) FIRPTA Certificate. A FIRPTA Certificate in the form attached hereto as SCHEDULE 8;

(j) Evidence of Authority. Such documentation as may reasonably be required by the Title Company to establish that this Agreement, the transactions contemplated herein, and the execution and delivery of the documents required hereunder, are duly authorized, executed and delivered;

(k) Settlement Statement A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement;

(l) Leases. To the extent the same are in Seller’s possession, original executed counterparts of the Leases;

(m) Tenant Estoppel Certificates. All originally executed Tenant Estoppel Certificates as may be in Seller’s possession;

(n) Notices of Sale to Tenants. Seller will join with Purchaser in executing a notice, in form and content reasonably satisfactory to Seller and Purchaser (the “Tenant Notices of Sale”), which Purchaser shall send to each tenant under the Leases informing such tenant of the sale of the Property and of the assignment to and assumption by Purchaser of Seller’s interest in the Leases and the Security Deposits and directing that all rent and other sums payable for periods after the Closing under such Lease shall be paid as set forth in said notices;

(o) Notices of Sale to Service Contractors and Leasing Agents. Seller will join with Purchaser in executing notices, in form and content reasonably satisfactory to Seller and Purchaser (the “Other Notices of Sale”), which Purchaser shall send to each service provider and leasing agent under the Operating Contracts and Commission Agreements (as the case may be) assumed by Purchaser at Closing informing such service provider or leasing agent (as the case may be) of the sale of the Property and of the assignment to and assumption by Purchaser of Seller’s obligations under the Operating Agreements and Commission Agreements arising after the Closing Date and directing that all future statements or invoices for services under such Operating Agreements and/or Commission Agreements for periods after the Closing be directed to Seller or Purchaser as set forth in said notices;

(p) Keys and Records. All of the keys to any door or lock on the Property and the original tenant files and other non-confidential books and records (excluding any appraisals, budgets, third party reports obtained by Seller in connection with the Property, strategic plans for the Property, internal analyses, information regarding the marketing of the Property for sale, submissions relating to Seller’s obtaining of corporate authorization, attorney and accountant work product, attorney-client privileged documents, or other information in the possession or control of Seller which Seller deems proprietary) relating to the Property in Seller’s possession; and

(q) Other Documents. Such other documents as shall be reasonably requested by the Title Company to effectuate the purposes and intent of this Agreement.

5.2. Purchaser’s Closing Deliveries. Purchaser shall obtain or execute and deliver to Seller at Closing the following documents, all of which shall be duly executed, acknowledged and notarized where required:

(a) Assignment and Assumption of Leases. Two (2) counterparts of the Assignment and Assumption of Leases, executed, acknowledged and sealed by Purchaser;

(b) Assignment and Assumption of Operating Agreements. Two (2) counterparts of the Assignment and Assumption of Operating Agreements, executed, acknowledged and sealed by Purchaser;

(c) General Assignment. Two (2) counterparts of the General Assignment, executed, acknowledged and sealed by Purchaser;

(d) Purchaser’s Certificate. A certificate in the form attached hereto as SCHEDULE 9 (“Purchaser’s Certificate”);

(e) Notice of Sale to Tenants. The Tenant Notices of Sale, executed by Purchaser, as contemplated in Section 5.1(n) hereof;

(f) Notices of Sale to Service Contractors and Leasing Agents. The Other Notices of Sale to Service Contractors and Leasing Agents, as contemplated in Section 5.1(o) hereof;

(g) Settlement Statement A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement;

(h) Evidence of Authority. Such documentation as Seller may reasonably require to establish that this Agreement, the transaction contemplated herein, and the execution and delivery of the documents required hereunder, are duly authorized, executed and delivered; and

(i) Other Documents. Such other documents as shall be reasonably requested by Seller’s counsel to effectuate the purposes and intent of this Agreement.

5.3. Closing Costs. Seller shall pay the cost of the attorneys’ fees of Seller, and all other costs and expenses incurred by Seller in closing and consummating the purchase and sale of the Property pursuant hereto. Purchaser shall pay the cost of the documentary stamps or transfer taxes imposed by the State of Tennessee upon the conveyance of the Property pursuant hereto, the Survey, all recording fees on all instruments to be recorded in connection with this transaction, the cost of the title examination fees and expenses, and the title insurance premium for the basic owner’s title insurance policy issued by the Title Company to Purchaser in accordance with the Title Commitment, the cost of all endorsements to Purchaser’s owner’s title insurance policy, the attorneys’ fees of Purchaser, and all other costs and expenses incurred by Purchaser in the performance of Purchaser’s due diligence inspection of the Property and in closing and consummating the purchase and sale of the Property pursuant hereto. Seller and Purchaser shall each pay one-half of any escrow closing fees charged by the Title Company.

5.4. Prorations and Credits. The items in this Section 5.4 shall be prorated or credited, as specified, between Seller and Purchaser as of midnight of the day prior to Closing, so that Seller shall receive all income and pay all expenses through the day prior to the date of Closing, and Purchaser shall receive all income and pay all expenses from and after the date of Closing:

(a) Taxes. All general real estate taxes imposed by any governmental authority (“Taxes”) for the year in which the Closing occurs shall be prorated between Seller and Purchaser as of the Closing Date. If the Closing occurs prior to the receipt by Seller of the tax bill for the calendar year or other applicable tax period in which the Closing occurs, Taxes shall be prorated for such calendar year or other applicable tax period based upon the prior year’s tax bill.

(b) Reproration of Taxes. Within thirty (30) days of Purchaser’s receipt of final bills for Taxes, Purchaser shall prepare and present to Seller a calculation of the reproration of such Taxes based upon the actual amount of such Taxes for the year. The parties shall make the appropriate adjusting payment between them within thirty (30) days after presentment to Seller of Purchaser’s calculation and appropriate back-up information. The provisions of this Section 5.4(b) shall survive the Closing for a period of one (1) year after the Closing Date.

(c) Rents and Other Income. Rents and any other amounts paid to Seller by tenants shall be prorated as of the Closing Date and be adjusted against the Purchase Price on the basis of a schedule which shall be prepared by Seller and delivered to Purchaser for Purchaser’s review and approval prior to Closing. Seller and Purchaser shall prorate all rents, additional rent, common area maintenance charges, operating expense contributions, tenant reimbursements and escalations, and all other payments under the Leases received as of the Closing Date so that at Closing Seller will receive monthly basic rent payments through the day prior to the Closing Date and so that Seller will receive reimbursement for all expenses paid by Seller through the day prior to the Closing Date for which Seller is entitled to reimbursement under the Leases (including, without limitation, Taxes) (such expenses shall be reasonably estimated if not ascertainable as of the Closing Date and then shall be re-adjusted as provided in subsection (g) below when actual amounts are determined), and so that the excess, if any, is credited to Purchaser. Purchaser agrees to pay to Seller, upon receipt, any rents or other payments by tenants under their respective Leases that apply to periods prior to Closing but which are received by Purchaser after Closing; provided, however, that any rents or other payments by tenants received by Purchaser after Closing shall be applied first to any current amounts then owed to Purchaser by such tenants, with the balance, if any, paid over to Seller to the extent of delinquencies existing on the date of Closing to which Seller is entitled. It is understood and agreed that Purchaser shall not be legally responsible to Seller for the collection of any rents or other charges payable with respect to the Leases or any portion thereof which are delinquent or past due as of the Closing Date; but Purchaser agrees that Purchaser shall send monthly notices for a period of three (3) consecutive months in an effort to collect any rents and charges not collected as of the Closing Date. Seller hereby retains its right to pursue any tenant under the Leases for sums due Seller for periods attributable to Seller’s ownership of the Property. The provisions of this Section 5.4(c) shall survive the Closing.

(d) Percentage Rents. Percentage rents, if any, collected by Purchaser from any tenant under such tenant’s Lease for the percentage rent accounting period in which the Closing occurs shall be prorated between Seller and Purchaser as of the Closing Date, as, if, and when received by Purchaser, such that Seller’s pro rata share shall be an amount equal to the total percentage rentals paid for such percentage rent accounting period under the applicable Lease multiplied by a fraction, the numerator of which shall be the number of days in such accounting period prior to Closing and the denominator of which shall be the total number of days in such accounting period; provided, however, that such proration shall be made only at such time as such tenant is current or, after application of a portion of such payment, will be current in the payment of all rental and other charges under such tenant’s Lease that accrue and become due and payable from and after the Closing. The provisions of this Section 5.4(d) shall survive the Closing.

(e) Tenant Inducement Costs. Set forth on EXHIBIT “K” attached hereto and made a part hereof is a list of tenants at the Property with respect to which Tenant Inducement Costs and/or leasing commissions have not been paid in full as of the Effective Date. Seller shall pay all such Tenant Inducement Costs and leasing commissions set forth in EXHIBIT “K” as and when the same are due and payable. If said amounts have not been paid in full on or before Closing, Purchaser shall receive a credit against the Purchase Price in the aggregate amount of all such Tenant Inducement Costs and leasing commissions remaining unpaid at Closing, and Purchaser shall assume the obligation to pay amounts payable after Closing up to the amount of such credit received at Closing. Except as may be specifically provided to the contrary elsewhere in this Agreement, Purchaser shall be responsible for the payment of all Tenant Inducement Costs and leasing commissions which become due and payable (whether before or after Closing) (i) as a result of any renewals or extensions or expansions of existing Leases approved or deemed approved by Purchaser in accordance with Section 4.3(a) hereof between the Effective Date and the Closing Date and under any new Leases, approved or deemed approved by Purchaser in accordance with said Section 4.3(b), and (ii) all Tenant Inducement Costs and leasing commissions that first become due and payable after Closing. The provisions of this Section 5.4(e) shall survive the Closing.

(f) Security Deposits. Purchaser shall receive at Closing a credit for all Security Deposits transferred and assigned to Purchaser at Closing in connection with the Leases, together with a detailed inventory of such Security Deposits certified by Seller at Closing.

(g) Operating Expenses; Year End Reconciliation. Personal property taxes, installment payments of special assessment liens, vault charges, sewer charges, utility charges, and normally prorated operating expenses actually paid or payable by Seller as of the Closing Date shall be prorated as of the Closing Date and adjusted against the Purchase Price, provided that within ninety (90) days after the Closing, Purchaser and Seller will make a further adjustment for such expenses which may have accrued or been incurred prior to the Closing Date, but which were not paid as of the Closing Date. In addition, within ninety (90) days after the close of the fiscal year(s) used in calculating the pass-through to tenants of operating expenses and/or common area maintenance costs under the Leases (where such fiscal year(s) include(s) the Closing Date), Seller and Purchaser shall re-prorate on a fair and equitable basis all rents and income prorated pursuant to this Section 5.4 as well as all expenses prorated pursuant to this Section 5.4. All prorations of rent and other income shall be made based on the cumulative amounts collected from tenants in such fiscal year and applied first to actual expense amounts paid by Seller prior to the Closing Date and then to Purchaser for actual expense amounts paid by Purchaser from and after the Closing Date. The provisions of this Section 5.4(g) shall survive the Closing.

ARTICLE 6.

CONDITIONS TO CLOSING

6.1. Conditions Precedent to Purchaser’s Obligations. The obligations of Purchaser hereunder to consummate the transaction contemplated hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions prior to or simultaneously with the Closing, any of which may be waived by Purchaser in its sole discretion by written notice to Seller at or prior to the Closing Date:

(a) Seller shall have performed, in all material respects, all covenants, agreements and undertakings of Seller contained in this Agreement.

(b) All representations and warranties of Seller as set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of Closing;

provided that solely for purposes of this subparagraph such warranties and representations shall be deemed to be given without being limited to Seller’s knowledge and without modification (by update or otherwise, as provided in Section 5.1(h) hereof); and

(c) Tenant Estoppel Certificates from tenants occupying not less than seventy percent (70%) of the occupied net rentable square footage of all of the Improvements located on the Property shall have been delivered to Purchaser. Notwithstanding anything to the contrary contained herein, if Seller has been unable to obtain and deliver to Purchaser by Closing the applicable percentage of Tenant Estoppel Certificates meeting the requirements set forth above, then, at the option of Seller, this condition to Closing may be satisfied by Seller’s execution and delivery to Purchaser at Closing, on behalf of any one or more tenants which have failed to provide the required Tenant Estoppel Certificate an estoppel certificate substantially in the form attached hereto as SCHEDULE 10 (“Seller’s Estoppel”) (provided that Seller’s liability under any such Seller’s Estoppel so executed and delivered by Seller to Purchaser at Closing shall cease and terminate upon the receipt by Purchaser after Closing of a duly executed Tenant Estoppel Certificate from the tenant under the applicable Lease covered in such Seller’s Estoppel.

In the event any of the conditions in this Section 6.1 have not been satisfied (or otherwise waived in writing by Purchaser) prior to or on the Closing Date (as same may be extended or postponed as provided in this Agreement), Purchaser shall have the right to terminate this Agreement by written notice to Seller given prior to the Closing, whereupon (i) Escrow Agent shall return the Earnest Money to Purchaser; and (ii) except for those provisions of this Agreement which by their express terms survive the termination of this Agreement, no party hereto shall have any other or further rights or obligations under this Agreement.

6.2. Conditions Precedent to Seller’s Obligations. The obligations of Seller hereunder to consummate the transaction contemplated hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions prior to or simultaneously with the Closing, any of which may be waived by Seller in its sole discretion by written notice to Purchaser at or prior to the Closing Date:

(a) The approval no later than November 28, 2006, of the transactions contemplated hereunder by the Investment Committee of Seller;

(b) Purchaser shall have performed, in all material respects, all covenants, agreements and undertakings of Purchaser contained in this Agreement;

(c) Purchaser shall have paid and Seller shall have received the Purchase Price, as adjusted pursuant to the terms and conditions of this Agreement, which Purchase Price shall be payable in the amount and in the manner provided for in Section 2.4 hereof; and

(d) All representations and warranties of Purchaser as set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of Closing, provided that solely for purposes of this subparagraph such warranties and representations shall be deemed to be given without being limited to Purchaser’s knowledge and without modification (by update or otherwise, as provided in Section 5.2(d) hereof).

ARTICLE 7.

CASUALTY AND CONDEMNATION

7.1. Casualty. Risk of loss up to and including the Closing Date shall be borne by Seller. In the event of any immaterial damage or destruction to the Property or any portion thereof, Seller and Purchaser shall proceed to close under this Agreement, and Seller will assign to Purchaser at the Closing Seller’s rights to receive any insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction (less any amounts reasonably expended for restoration or collection of proceeds), and Purchaser shall assume responsibility for such repair and shall receive a credit at Closing for any deductible amount under said insurance policies maintained by Seller. For purposes of this Agreement, the term “immaterial damage or destruction” shall mean such instances of damage or destruction of the subject Property: (i) which can be repaired or restored at a cost of $300,000.00 or less; (ii) which can be restored and repaired within one hundred eighty (180) days from the date of such damage or destruction; and (iii) which are not so extensive as to allow the tenants under the Leases to terminate such tenant’s Lease or abate or reduce rent payable thereunder (unless business loss or rent loss insurance shall be available in the full amount of such abatement or reduction, subject to applicable deductibles) on account of such damage or destruction.

In the event of any material damage or destruction to the Property or any portion thereof, Purchaser may, at its option, by notice to Seller given within the earlier of twenty (20) days after Purchaser is notified by Seller of such damage or destruction, or the Closing Date, but in no event less than ten (10) days after Purchaser is notified by Seller of such damage or destruction (and if necessary the Closing Date shall be extended to give Purchaser the full 10-day period to make such election): (i) terminate this Agreement, whereupon Escrow Agent shall immediately return the Earnest Money to Purchaser, or (ii) proceed to close under this Agreement, receive (and Seller will assign to Purchaser at the Closing Seller’s rights under insurance policies to receive) any insurance proceeds (including any rent loss insurance applicable to the period on or after the Closing Date) due Seller as a result of such damage or destruction (less any amounts reasonably expended for restoration or collection of proceeds) and assume responsibility for such repair, and Purchaser shall receive a credit at Closing for any deductible amount under said insurance policies. If Purchaser fails to deliver to Seller notice of its election within the period set forth above, Purchaser will conclusively be deemed to have elected to proceed with the Closing as provided in clause (ii) of the preceding sentence. If Purchaser elects clause (ii) above, Seller will cooperate with Purchaser after the Closing to assist Purchaser in obtaining the insurance proceeds from Seller’s insurers. For purposes of this Agreement “material damage or destruction” shall mean all instances of damage or destruction that are not immaterial, as defined herein.

7.2. Condemnation. If, prior to the Closing, all or any part of the Property is subjected to a bona fide threat of condemnation by a body having the power of eminent domain or is taken by eminent domain or condemnation (or sale in lieu thereof), or if Seller has received written notice that any condemnation action or proceeding with respect to the Property is contemplated by a body having the power of eminent domain (collectively, a “Taking”), Seller shall give Purchaser immediate written notice of such Taking. In the event of any immaterial Taking with respect to the Property or any portion thereof, Seller and Purchaser shall proceed to close under this Agreement. For purposes of this Agreement, the term “immaterial Taking” shall mean such instances of Taking of the Property: (i) which do not result in a taking of any portion of the building structure of the building occupied by any tenant under the Leases; (ii) which do not result in a decrease in the number of parking spaces on the Land (taking into account the number of additional parking spaces that can be provided within 180 days of such Taking); and (iii) which are not so extensive as to allow any tenant under the Leases to terminate its Lease or abate or reduce rent payable thereunder [unless business loss or rent insurance (subject to applicable deductibles) or condemnation award proceeds shall be available in the full amount of such abatement or reduction, and Purchaser shall receive a credit at Closing for such deductible amount] on account of such Taking.

In the event of any material Taking of the Property or any portion thereof, Purchaser may, at its option, by written notice to Seller given within thirty (30) days after receipt of such notice from Seller, elect to terminate this Agreement, or Purchaser may choose to proceed to close. If Purchaser chooses to terminate this Agreement in accordance with this Section 7.2, then the Earnest Money shall be returned immediately to Purchaser by Escrow Agent and the rights, duties, obligations, and liabilities of the parties hereunder shall immediately terminate and be of no further force and effect, except for those provisions of this Agreement which by their express terms survive the termination of this Agreement. For purposes of this Agreement “material Taking “ shall mean all instances of a Taking that are not immaterial, as defined herein.

If Purchaser does not elect to, or has no right to, terminate this Agreement in accordance herewith on account of a Taking, this Agreement shall remain in full force and effect and the sale of the Property contemplated by this Agreement, less any interest taken by eminent domain or condemnation, or sale in lieu thereof, shall be effected with no further adjustment and without reduction of the Purchase Price, and at the Closing, Seller shall assign, transfer, and set over to Purchaser all of the right, title, and interest of Seller in and to any awards applicable to the Property that have been or that may thereafter be made for such Taking. At such time as all or a part of the Property is subjected to a bona fide threat of condemnation and Purchaser shall not have elected to terminate this Agreement as provided in this Section 7.2, and provided that the Inspection Period has expired, (i) Purchaser shall thereafter be permitted to participate in the proceedings as if Purchaser were a party to the action, and (ii) Seller shall not settle or agree to any award or payment pursuant to condemnation, eminent domain, or sale in lieu thereof without obtaining Purchaser’s prior written consent thereto in each case.

ARTICLE 8.

DEFAULT AND REMEDIES

8.1. Purchaser’s Default. If Purchaser defaults under this Agreement or otherwise fails to consummate this transaction for any reason other than the default of Seller, failure of a condition to Purchaser’s obligation to close, or the exercise by Purchaser of an express right of termination granted herein, Seller shall be entitled, as its sole remedy hereunder, to terminate this Agreement and to receive and retain the Earnest Money as full liquidated damages for such default of Purchaser, the parties hereto acknowledging that it is impossible to estimate more precisely the damages which might be suffered by Seller upon Purchaser’s default, and that said Earnest Money is a reasonable estimate of Seller’s probable loss in the event of default by Purchaser. Seller’s retention of said Earnest Money is intended not as a penalty, but as full liquidated damages. The right to retain the Earnest Money as full liquidated damages is the sole and exclusive remedy of Seller in the event of default hereunder by Purchaser, and Seller hereby waives and releases any right to (and hereby covenants that Seller shall not) sue the Purchaser: (a) for specific performance of this Agreement, or (b) to recover actual damages in excess of the Earnest Money. The foregoing liquidated damages provision shall not apply to or limit Purchaser’s liability for Purchaser’s obligations under Sections 3.1(b), 3.1(c), 3.7 and 10.1 of this Agreement or for Purchaser’s obligation to pay to Seller all attorneys’ fees and costs of Seller to enforce the provisions of this Section 8.1. Purchaser hereby waives and releases any right to (and hereby covenants that it shall not) sue Seller or seek or claim a refund of said Earnest Money (or any part thereof) on the grounds it is unreasonable in amount and exceeds Seller’s actual damages or that its retention by Seller constitutes a penalty and not agreed upon and reasonable liquidated damages.

8.2. Seller’s Default. If Seller fails to perform any of its obligations under this Agreement for any reason other than Purchaser’s default or the permitted termination of this Agreement by Seller or Purchaser as expressly provided herein, Purchaser shall be entitled, as its sole remedy, either (a) to receive the return of the Earnest Money from Escrow Agent, which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (b) to enforce specific performance of Seller’s obligation to execute and deliver the documents required to convey the Property to Purchaser in accordance with this Agreement; it being specifically understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder; provided, however, if Seller shall have conveyed title to the Property to another party or intentionally and knowingly taken any other action to defeat the remedy of specific performance, Purchaser shall be entitled to seek actual damages from Seller. Purchaser expressly waives its rights to seek damages in the event of Seller’s default hereunder. Purchaser shall be deemed to have elected to terminate this Agreement and to receive a return of the Earnest Money from Escrow Agent if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before sixty (60) days following the date upon which the Closing was to have occurred.

ARTICLE 9.

ASSIGNMENT

9.1. Assignment. Subject to the next following sentence, this Agreement and all rights and obligations hereunder shall not be assignable by any party without the written consent of the other, except in accordance with Section 12.10. Notwithstanding the foregoing to the contrary, this Agreement and all of Purchaser’s rights hereunder may be transferred and assigned to any entity controlling, controlled by or under common control with Purchaser. An assignment or transfer of this Agreement and Purchaser’s rights hereunder to any entity which is not controlled by Purchaser shall be subject to Seller’s prior written consent, which consent may be granted or withheld in Seller’s sole discretion. Any assignee or transferee under any such assignment or transfer by Purchaser as to which the written consent of Seller has been given or as to which the consent of Seller is not required hereunder shall expressly assume all of Purchaser’s duties, liabilities and obligations under this Agreement (whether arising or accruing prior to or after the assignment or transfer) by written instrument delivered to Seller as a condition to the effectiveness of such assignment or transfer. For purposes of this Section 9.1, the term “control” shall mean the ownership of at least fifty percent (50%) of the applicable entity. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other persons.

ARTICLE 10.

BROKERAGE COMMISSIONS

10.1. Broker. Upon the Closing, and only in the event of the Closing and the funding of the Purchase Price by Purchaser, Seller shall pay a brokerage commission to (a) Seller’s Broker pursuant to a separate agreement between Seller and Seller’s Broker and (b) Purchaser’s Broker pursuant to a separate agreement between Purchaser and Purchaser’s Broker. Seller’s Broker is representing Seller in this transaction, and Purchaser’s Broker is representing Purchaser in this transaction. Seller shall and does hereby indemnify and hold Purchaser harmless from and against any and all liability, loss, cost, damage, and expense, including reasonable attorneys’ fees actually incurred and costs of litigation, Purchaser shall ever suffer or incur because of any claim by any agent, salesman, or broker, whether or not meritorious, for any fee, commission or other compensation with regard to this Agreement or the sale and purchase of the Property contemplated hereby, and arising out of any acts or agreements of Seller, including any claim asserted by Seller’s Broker. Likewise, Purchaser shall and does hereby indemnify and hold Seller free and harmless from and against any and all liability, loss, cost, damage, and expense, including reasonable attorneys’ fees actually incurred and costs of litigation, Seller shall ever suffer or incur because of any claim by any agent, salesman, or broker, whether or not meritorious, for any fee, commission or other compensation with respect to this Agreement or the sale and purchase of the Property contemplated hereby and arising out of the acts or agreements of Purchaser, including any claim by Purchaser’s Broker. This Section 10.1 shall survive the Closing until the expiration of any applicable statute of limitations and shall survive any earlier termination of this Agreement.

ARTICLE 11.

INDEMNIFICATION

11.1. Indemnification by Seller. Following the Closing and subject to Sections 11.3 and 11.4, Seller shall indemnify and hold Purchaser, its affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing (collectively, “Purchaser-Related Entities”) harmless from and against any and all costs, fees, expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorneys’ fees and disbursements) suffered or incurred by any such indemnified party in connection with any and all losses, liabilities, claims, damages and expenses (“Losses”), arising out of, or in any way relating to, (a) any breach of any representation or warranty of Seller contained in this Agreement or in any Closing Document, and (b) any breach of any covenant of Seller contained in this Agreement which survives the Closing or in any Closing Document.

11.2. Indemnification by Purchaser. Following the Closing and subject to Sections 11.3 and 11.4, Purchaser (and Purchaser’s permitted assignees to whom any rights of Purchaser are assigned pursuant to Section 9.1 hereof) shall indemnify and hold Seller, its affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing (collectively, “Seller-Related Entities”) harmless from any and all Losses arising out of, or in any way relating to, (a) any breach of any representation or warranty by Purchaser contained in this Agreement or in any Closing Document, and (b) any breach of any covenant of Purchaser contained in this Agreement which survives the Closing or in any Closing Documents.

11.3. Limitations on Indemnification. (a) Seller shall not be required to indemnify Purchaser or any Purchaser-Related Entities under this Agreement unless the aggregate of all amounts for which an indemnity would otherwise be payable by Seller under Section 11.1 above exceeds the Basket Limitation and in such event, Seller shall be responsible for only the amount in excess of the Basket Limitation, (b) in no event shall the liability of Seller with respect to the indemnification provided for in Section 11.1 above exceed in the aggregate the Cap Limitation, (c) if prior to the Closing, Purchaser obtains knowledge in writing of any inaccuracy or breach of any representation, warranty or covenant of Seller contained in this Agreement (a “Purchaser Waived Breach”) and nonetheless proceeds with and consummates the Closing, then Purchaser and any Purchaser-Related Entities shall be deemed to have waived and forever renounced any right to assert a claim for indemnification under this Article 11 for, or any other claim or cause of action under this Agreement, at law or in equity on account of any such Purchaser Waived Breach, and (d) notwithstanding anything herein to the contrary, the Basket Limitation and the Cap Limitation shall not apply with respect to Losses suffered or incurred as a result of breaches of any covenant or agreement of Seller set forth in Section 5.3, Section 5.4 or Section 10.1 of this Agreement.

11.4. Survival. The representations, warranties and covenants contained in this Agreement and the Closing Documents shall survive for 180 days following the Closing, unless a longer or shorter survival period is expressly provided for in this Agreement, or unless on or before the date that is the 180th day following the Closing, Purchaser or Seller, as the case may be, delivers written notice to the other party of such alleged breach specifying with reasonable detail the nature of such alleged breach and files an action with respect thereto within one hundred twenty (120) days after the giving of such notice.

11.5. Indemnification as Sole Remedy. If the Closing has occurred, the sole and exclusive remedy available to a party in the event of a breach by the other party to this Agreement of any representation, warranty, or covenant or other provision of this Agreement or any Closing Document which survives the Closing shall be the indemnifications provided for under Section 3.1(c), Section 10.1, and this Article 11.

ARTICLE 12.

MISCELLANEOUS

xxx

12.1. Notices. Wherever any notice or other communication is required or permitted hereunder, such notice or other communication shall be in writing and shall be delivered by overnight courier, hand, facsimile or other electronic transmission, or sent by U.S. registered or certified mail, return receipt requested, postage prepaid, to the addresses or facsimile numbers set out below or at such other addresses as are specified by written notice delivered in accordance herewith:

PURCHASER:	Cloverleaf Village, LLC
c/o The Safeway Group
6961 Peachtree Industrial Blvd.
Suite 101
Norcross, Georgia 30092
Attention: Mr. Rafat Shaikh
Telephone: (404)313-8429
Facsimile: (770) 409-9982
Email: safewaygroup@bellsouth.net

SELLER:	Wells Real Estate Fund I
6200 The Corners Parkway
Suite 250
Norcross, Georgia 30092
Attention: Mr. Parker Hudson
Telephone: (770) 243-8692
Facsimile: (770) 243-8540
Email: parker.hudson@wellsref.com

with a copy to:	Troutman Sanders LLP
Suite 5200
600 Peachtree Street, N.E.
Atlanta, Georgia 30308-2216
Attn: Jeffrey F. Hetsko, Esq.
Telephone: (404) 885-3605
Facsimile: (404) 962-6585
Email: jeff.hetsko@troutmansanders.com

Any notice or other communication (i) mailed as hereinabove provided shall be deemed effectively given or received on the third (3rd) Business Day following the postmark date of such notice or other communication, (ii) sent by overnight courier or by hand shall be deemed effectively given or received upon receipt, and (iii) sent by facsimile or other electronic transmission shall be deemed effectively given or received on the day of such electronic transmission of such notice or other communication and confirmation of such transmission if transmitted and confirmed prior to 6:00 p.m. local Atlanta, Georgia time on a Business Day and otherwise shall be deemed effectively given or received on the first Business Day after the day of transmission of such notice and confirmation of such transmission. Refusal to accept delivery shall be deemed delivered. Any notice may be given by a party’s attorney.

12.2 Possession. Full and exclusive possession of the Property, subject to the Permitted Exceptions and the rights of the tenants under the Leases, shall be delivered by Seller to Purchaser on the Closing Date.

12.3 Time Periods. If the time period by which any right, option, or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday, or holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled Business Day.

12.4 Publicity. The parties agree that, prior to Closing, and except for disclosures required by law or governmental regulations applicable to such party, no party shall, with respect to this Agreement and the transactions contemplated hereby, contact or conduct negotiations with public officials, make any public announcements or issue press releases regarding this Agreement or the transactions contemplated hereby to any third party without the prior written consent of the other party hereto, which consent may be withheld in such party’s sole discretion. No party shall record this Agreement or any notice hereof.

12.5 Discharge of Obligations. The acceptance by Purchaser of Seller’s Special Warranty Deed hereunder shall be deemed to constitute the full performance and discharge of each and every warranty and representation made by Seller and Purchaser herein and every agreement and obligation on the part of Seller and Purchaser to be performed pursuant to the terms of this Agreement, except those warranties, representations, covenants and agreements which are specifically provided in this Agreement to survive Closing.

12.6 Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.

12.7 Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that this Agreement may have been prepared by counsel for one of the parties, it being mutually acknowledged and agreed that Seller and Purchaser and their respective counsel have contributed substantially and materially to the preparation and negotiation of this Agreement. Accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

12.8 Access to Records Following Closing. Purchaser agrees that for a period of twenty-four (24) months following the Closing, Seller shall have the right during regular business hours, on five (5) days’ written notice to Purchaser, and at Seller’s sole cost, to examine and review at Purchaser’s office (or, at Purchaser’s election, at the Property), the books and records of Seller relating to the ownership and operation of the Property which were delivered by Seller to Purchaser at the Closing. Likewise, Seller agrees that for a period of twenty-four (24) months following the Closing, Purchaser shall have the right during regular business hours, on five (5) days’ written notice to Seller, and at Purchaser’s sole cost, to examine and review at Seller’s office, all books, records and files, if any, retained by Seller relating to the ownership and operation of the Property by Seller prior to the Closing. The provisions of this Section shall survive the Closing for a period of twenty-four (24) months after the Closing Date.

12.9 General Provisions. No failure of either party to exercise any power given hereunder or to insist upon strict compliance with any obligation specified herein, and no custom or practice at variance with the terms hereof, shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof. This Agreement contains the entire agreement of the parties hereto, and no representations, inducements, promises, or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect. Any amendment to this Agreement shall not be binding upon Seller or Purchaser unless such amendment is in writing and executed by both Seller and Purchaser. Subject to the provisions of Section 9.1 hereof, the provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. Time is of the essence in this Agreement. The headings inserted at the beginning of each paragraph are for convenience only, and do not add to or subtract from the meaning of the contents of each paragraph. This Agreement shall be construed, interpreted and enforced under the laws of the State of Tennessee. Except as otherwise provided herein, all rights, powers, and privileges conferred hereunder upon the parties shall be cumulative but not restrictive to those given by law. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender shall include all genders, and all references herein to the singular shall include the plural and vice versa.

12.10 Like Kind Exchange. Any of the parties hereto may desire, and each other party is willing to cooperate (subject to the limitations set forth below), to effectuate the sale of the Property by means of an exchange of “like-kind” property which will qualify as such under Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. Each party expressly reserves the right to assign its rights, but not its obligations, hereunder to a qualified intermediary as provided in I.R.C. Reg. 1.1031(k)-1(g)(4) on or before the date of Closing. Upon written notice from any party (a “Requesting Party”) to the other, the party to whom such notice is given (the “Other Party”) agrees to cooperate with such Requesting Party to effect one or more like-kind exchanges with respect to the Property, provided that such cooperation shall be subject to the following conditions: (a) such exchange shall not delay the Closing and shall occur either simultaneously with the Closing or the purchase money proceeds payable to Seller shall be paid, upon Seller’s prior written direction to Purchaser, to a third party escrow agent or intermediary such that Purchaser shall not be required to participate in any subsequent closing, (b) the Other Party shall not be obligated to spend any sums or incur any expenses in excess of the sums and expenses which would have been spent or incurred by the Other Party if there had been no exchange, and (c) Purchaser shall not be obligated to acquire or accept title to any property other than the Property, and Seller shall not be obligated to acquire or accept title to any property. The Other Party makes no representation or warranty that the conveyance of any property made pursuant to this Section 12.10 shall qualify for a like-kind exchange. Once Purchaser has paid the purchase money proceeds as directed by Seller (if Seller is the Requesting Party), or Seller has conveyed the Property as directed by Purchaser (if Purchaser is the Requesting Party), the Other Party shall have no further obligation hereunder with respect to such “like-kind” exchange. Each Requesting Party hereby indemnifies and holds the Other Party harmless from and against any costs, liabilities and expenses incurred or suffered by the Other Party in connection with the “like-kind” exchange or exchanges described herein with respect to the Property, which indemnity shall survive the Closing until the expiration of any applicable statute of limitations.

12.11 Attorney’s Fees. If Purchaser or Seller brings an action at law or equity against the other in order to enforce the provisions of this Agreement or as a result of an alleged default under this Agreement, the prevailing party in such action shall be entitled to recover court costs and reasonable attorney’s fees actually incurred from the other.

12.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which when taken together shall constitute one and the same original. To facilitate the execution and delivery of this Agreement, the parties may execute and exchange counterparts of the signature pages by facsimile, and the signature page of either party to any counterpart may be appended to any other counterpart.

12.13 Effective Agreement. The submission of this Agreement for examination is not intended to nor shall constitute an offer to sell, or a reservation of, or option or proposal of any kind for the purchase of the Property. In no event shall any draft of this Agreement create any obligation or liability, it being understood that this Agreement shall be effective and binding only when a counterpart of this Agreement has been executed and delivered by each party hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

SELLER:

WELLS REAL ESTATE FUND I, a Georgia limited partnership

By:	Wells Capital, Inc.,
a Georgia corporation
its General Partner

By:	/s/ Douglas P. Williams
Name:	Douglas P. Williams
Title	Senior Vice President

By:	/s/ Douglas P. Williams	(SEAL)
Leo F. Wells, III, general partner by and through Douglas P. Williams as attorney in fact Douglas P. Williams Senior Vice President

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PURCHASER:

CLOVERLEAF VILLAGE, LLC, a Georgia limited liability company

By:	/s/ Rafat U. Shaikh	(SEAL)
Name:	Rafat U. Shaikh
Title:	Member

EXHIBIT “A”

DESCRIPTION OF LAND

Two tracts or parcels of land situated in District No. Six (6) of Knox County, Tennessee, and without the corporate limits of the City of Knoxville, Tennessee, and being more fully described as follows:

Tract 1

BEGINNING at an iron pin marking the point of intersection of the Western line of Maynardville Pike (US 441) and the Northern line of Neal Drive; thence from said point of BEGINNING with Northern line of Neal Drive South 82 deg. 21 min. West, 455.14 feet to an iron pin; thence North 18 deg. 03 min. West, 536.07 feet to an iron pin; thence South 72 deg. West, 330 feet to an iron pin; thence South 18 deg. East, 65 feet to an iron pin; thence South 72 deg. West, 290 feet to an iron pin; thence North 24 deg. 21 min. West, 384.66 feet to an iron pin; thence North 71 deg. 08 min. East, 108.27 feet to an iron pin; thence North 73 deg. 57 min. East, 295.5 feet to an iron pin; thence North 69 deg. 23 min. East, 255.36 feet to an iron pin; thence North 27 deg. 04 min. West, 165.8 feet to an iron pin in the Southern line of Cunningham Drive; thence with the Southern line of Cunningham Drive North 66 deg. 54 min. East, 50 feet to an iron pin; thence South 27 deg. 00 min. East, 167.95 feet to an iron pin; thence North 69 deg. 23 min. East, 27.41 feet to an iron pin, common corner to Kroger; thence with the line of Kroger, the following four (4) calls and distances; South 17 deg. 50 min. East, 253.12 feet to an iron pin; thence North 72 deg. East, 21 feet to an iron pin; thence South 18 deg. East, 250.67 feet to an iron pin; thence North 72 deg. East, 453.12 feet to an iron pin in the Western line of Maynardville Pike (US 441); thence with the Western line of Maynardville Pike (US 441) South 5 deg. 18 min. East, 449.07 feet to an iron pin marking the point of BEGINNING as shown by survey of T. J. Hatmaker, Surveyor, dated August 22, 1986, revised September 11, 1986, Drawing No. 33764.

TRACT 2

BEGINNING at an iron pin, said iron pin being located in the South right-of-way line of Cunningham Drive, said iron pin being located in a Southwesterly direction 268.94 feet from the point of intersection of the South line of Cunningham Drive with the West line of Maynardville Highway, said iron pin also marking common corner to property belonging to FFCA/IPI 1984 Property Co.; thence with the common dividing line between the property described herein and property of FFCA/IPI, South 16 deg. 53 min. East, 139.24 feet to an iron pin, said iron pin marking common corner to other property of Knoxville Associates; thence with the line of other property of Knoxville Associates, South 16 deg. 53 min. East, 46.98 feet to an iron pin, said iron pin being located in the North line of property of Kroger; thence with the Kroger line, South 69 deg. 23 min. West, 193.17 feet to an iron pin, said iron pin marking common corner to Lot 2 in the Howerton Subdivision; thence with the dividing line between Lots 1 and 2 in Howerton Subdivision, North 26 deg. 44 min. West, 177.02 feet to an iron pin located in the South right-of-way line of Cunningham Drive; thence with said right-of-way line North 66 deg. 54 min. East, 224. 38 feet to the point of BEGINNING, as shown by survey of T. J. Hatmaker, Surveyor, dated August 22, 1986, revised September 11, 1986, Drawing No. 33764.

TOGETHER WITH the easements, restrictions, covenants and rights benefiting the above described property, and created and set forth in that certain Reciprocal Easement Declaration made on August 29, 1980, and recorded in Deed Book 1718, page 286, in the Knox County Register’s Office as modified by Amendment dated May 29, 1981, and recorded in Deed Book 1734, page 575, in the Knox County Register’s Office.

Being the same property conveyed to Wells Real Estate Fund I from Knoxville Associates by Special Warranty Deed dated December 31, 1986, recorded in Book 1904, Page 314, Knox County Register’s Office.